EXHIBIT 99.1

Enterprise Products GP, LLC

Unaudited Consolidated Balance Sheet as of September 30, 2004

ENTERPRISE PRODUCTS GP, LLC

TABLE OF CONTENTS

Unaudited Condensed Consolidated Balance Sheet at September 30, 2004	2

Notes to Unaudited Condensed Consolidated Balance Sheet

General	3

Recently issued accounting standards	5

Business combinations	5

Inventories	10

Property, plant and equipment	10

Investments in and advances to unconsolidated affiliates	11

Intangible assets and goodwill	13

Related party transactions	14

Minority interest	16

Capital structure	16

Debt obligations	16

Financial instruments	23

Segment information	26

Condensed financial information of Operating Partnership	28

Commitments and contingencies	29

Subsequent events	31

ENTERPRISE PRODUCTS GP, LLC
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AT SEPTEMBER 30, 2004
(Dollars in thousands)

ASSETS
Current Assets
Cash and cash equivalents	$147,279
Restricted cash, included $1.1 billion held in escrow for tender offers
at September 30, 2004	1,116,887
Accounts and notes receivable - trade, net of allowance for doubtful
accounts of $26,963	811,548
Accounts receivable - related parties	17,128
Inventories	327,016
Assets held for sale	37,221
Prepaid and other current assets	72,309

Total current assets	2,529,388
Property, Plant and Equipment, Net	7,723,701
Investments in and Advances to Unconsolidated Affiliates	464,203
Intangible Assets, net of accumulated amortization of $51,922	961,862
Goodwill	445,924
Deferred Tax Asset	7,265
Long-Term Receivables	28,012
Other Assets	23,707

Total	$12,184,062

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Current maturities of debt	$633,612
Accounts payable - trade	76,136
Accounts payable - related parties	31,567
Accrued gas payables	921,109
Accrued expenses and other current liabilities	180,274

Total current liabilities	1,842,698
Long-Term Debt	5,315,750
Other Long-Term Liabilities	54,442
Minority Interest	4,808,296
Commitments and Contingencies
Members’ Equity	162,876

Total	$12,184,062

See Notes to Unaudited Condensed Consolidated Balance Sheet.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

1.   GENERAL

        Enterprise Products GP, LLC is a privately-held Delaware limited liability company formed in 1998 that is the general partner of Enterprise Products Partners L.P. Our primary business purpose is to manage the affairs and operations of Enterprise Products Partners L.P. and its subsidiaries (collectively referred to as “EPD”). EPD is a publicly-traded Delaware limited partnership listed on the New York Stock Exchange (“NYSE”) under symbol “EPD.” EPD conducts substantially all of its business through its wholly-owned subsidiary, Enterprise Products Operating L.P. (the “Operating Partnership). EPD and its Operating Partnership were formed to acquire, own and operate the natural gas liquids (“NGL”) business of EPCO, Inc (“EPCO”).

        Unless the context requires otherwise, references to “we”, “us”, “our”, “EPGP” or the “Company” within these notes shall mean EPGP and its consolidated subsidiaries, which include EPD and its subsidiaries. References to “Shell” shall mean Shell Oil Company, its subsidiaries and affiliates. References to “El Paso” shall mean El Paso Corporation and its affiliates.

        On September 30, 2004, we completed Step Two and Step Three of the GulfTerra Merger. References to “GulfTerra Merger” mean Step One, Step Two and Step Three of the merger of GulfTerra with a wholly-owned subsidiary of EPD and the various transactions related thereto. For additional information regarding these events, please see Note 3. As a result of the GulfTerra Merger, we have revised and renamed our reportable business segments, as discussed in Note 13.

        At September 30, 2004, Duncan Family Interests, Inc. (“DFI”, formerly EPC Partners II, Inc.) owned 85.6%, Dan Duncan, LLC owned 4.5% and El Paso owned 9.9% of the membership interests of EPGP. DFI, Dan Duncan, LLC and El Paso are collectively referred to as the “Members.” EPCO is the ultimate parent of DFI and an affiliate of Dan Duncan, LLC.

        In the opinion of the Company, the accompanying unaudited consolidated balance sheet includes all adjustments consisting of normal recurring accruals necessary for a fair presentation. Although we believe the disclosures are adequate to make the information presented in the unaudited balance sheet not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC. EPGP’s unaudited September 30, 2004 balance sheet should be read in conjunction with its audited December 31, 2003 balance sheet filed on EPD’s Form 8-K (Commission File No. 1-14323) on March 22, 2004. In addition, this financial information should be read in conjunction with EPD’s Form 10-K for the year ended December 31, 2003 except for Items 1, 2, 7 and 8, which have been updated on a Current Report on Form 8-K with the Commission on December 6, 2004, and its Form 10-Q for the three and nine months ended September 30, 2004 (Commission File No. 1-14323). Certain abbreviated entity names and other capitalized and industry terms used within these footnotes are defined in the glossary of EPD’s Form 10-Q for the three and nine months ended September 30, 2004.

        Dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars, unless otherwise indicated.

        Consolidation. EPD conducts substantially all of our business. We own a direct 2% general partner interest in EPD, which in turn owns 100% of the Operating Partnership. We have no independent operations and no material assets outside those of EPD. The number of reconciling items between our consolidated balance sheet and that of EPD are few. The most significant is that relating to minority interest in our net assets by the limited partners of EPD and the elimination of our investment in EPD with our underlying partner’s capital account in EPD. See Note 9 for additional details of minority interest in our consolidated subsidiaries.

        As a result of DFI acquiring Shell’s 30% member interest in EPGP on September 12, 2003, the financial statements of EPD were consolidated with those of EPGP beginning in September 2003. This accounting consolidation is required because Shell’s minority interest rights in EPGP (which gave them significant participating rights) were terminated as a result of the purchase. This fact, along with DFI’s indirect control of EPD through its majority common unit holdings, gives EPGP the ability to exercise control over EPD. All intercompany accounts and transactions have been eliminated in consolidation. The following tables show the consolidation of EPD’s unaudited condensed consolidated balance sheet at September 30, 2004 with that of our own:

	Consolidated EPD and subsidiaries	EPGP	Adjustments and Eliminations	Consolidated EPGP and subsidiaries
ASSETS
Current Assets
Cash and cash equivalents	$146,602	$677		$147,279
Restricted cash, including $1.1 billion held in
escrow for tender offers at September 30, 2004	1,116,887			1,116,887
Accounts and notes receivable - trade, net of
allowance for doubtful accounts of $26,963	811,548			811,548
Accounts receivable - related parties	17,128			17,128
Inventories	327,016			327,016
Assets held for sale	37,221			37,221
Prepaid and other current assets	72,309			72,309

Total current assets	2,528,711	677		2,529,388
Property, Plant and Equipment, Net	7,723,701			7,723,701
Investments in and Advances
to Unconsolidated Affiliates	464,203	1,292,373	$(1,292,373)	464,203
Intangible Assets, net of accumulated
amortization of $51,922	961,862			961,862
Goodwill	445,924			445,924
Deferred Tax Asset	7,265			7,265
Long-Term Receivables	28,012			28,012
Other Assets	23,707			23,707

Total	$12,183,385	$1,293,050	$(1,292,373)	$12,184,062

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Current maturities of debt	$607,212	$26,400		$633,612
Accounts payable - trade	76,136			76,136
Accounts payable - related parties	31,567			31,567
Accrued gas payables	921,109			921,109
Accrued expenses and other current liabilities	180,113	161		180,274

Total current liabilities	1,816,137	26,561		1,842,698
Long-Term Debt	4,972,150	343,600		5,315,750
Other Long-Term Liabilities	54,239	203		54,442
Minority Interest	61,289		$4,747,007	4,808,296
Commitments and Contingencies
Members’ Equity
Partners’ Equity of EPD and subsidiaries
Limited Partners	5,164,399		(5,164,399)
General Partner	105,395		(105,395)
Treasury units	(10,323)		10,323
Accumulated Other Comprehensive Income	24,084			24,084
Deferred compensation	(3,985)		3,985
Members’ Equity		922,686	(783,894)	138,792

Total Members' Equity	5,279,570	922,686	(6,039,380)	162,876

Total	$12,183,385	$1,293,050	$(1,292,373)	$12,184,062

        Natural gas imbalances. Natural gas imbalances result from differences in gas volumes received from and delivered to our customers and arise when a customer delivers more or less gas into our pipelines than they take out. We estimate the value of our imbalances at prices representing the estimated value of the imbalances upon settlement. Changes in natural gas prices may impact our estimates. We do not value our imbalances based on current month-end spot prices because it is not likely that we would purchase or receive natural gas at that point in time to settle the imbalance. Prior to the GulfTerra Merger, natural gas imbalances were not a significant part of our business.

        Natural gas imbalances are reflected in accounts receivable or accounts payable, as appropriate, in our accompanying Unaudited Condensed Consolidated Balance Sheet. At September 30, 2004, our imbalance receivables were $42.5 million and our imbalance payables were $71.4 million.

2.   RECENTLY ISSUED ACCOUNTING STANDARDS

        FIN 46, “Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51.” This interpretation of ARB No. 51 addresses requirements for accounting consolidation of a variable interest entity (“VIE”) with its primary beneficiary. In general, if an equity owner of a VIE meets certain criteria defined within FIN 46, the assets, liabilities and results of the activities of the VIE should be included in the consolidated financial statements of the owner. Our adoption of FIN 46 (as amended by FIN 46R) in 2003 has had no material effect on our consolidated financial statements. Due to the complexity of FIN 46 (as amended by FIN 46R and interpreted), the FASB is continuing to provide guidance regarding implementation issues. Since this guidance is still continuing, our conclusions regarding the application of this guidance may be altered. As a result, adjustments may be recorded in future periods as we adopt new FASB interpretations of FIN 46.

3.   BUSINESS COMBINATIONS

        Acquisition of 50% membership interest in general partner of GulfTerra

        Immediately prior to closing the GulfTerra Merger, we acquired El Paso’s 50% membership interest in GulfTerra Energy Company, L.L.C., the general partner of GulfTerra (“GulfTerra GP”), for $370 million in cash and the issuance of a 9.9% membership interest in the Company to El Paso. Subsequently, we contributed this 50% membership interest in GulfTerra GP to EPD without the receipt of additional general partner interest, common units or other consideration. We borrowed the $370 million used to acquire this interest from Dan Duncan LLC, which obtained the funds through a loan from EPCO (which indirectly owns an 85.595% membership interest in us through DFI).

        The preliminary fair value of the 50% membership interest in GulfTerra GP we acquired is based on 50% of an implied $922.7 million estimated total fair value of GulfTerra GP, which assumes that the $370 million cash payment made to El Paso represented consideration for a 40.1% interest in GulfTerra GP. The 40.1% interest was derived by deducting the 9.9% membership interest we granted to El Paso in this transaction from the 50% membership interest in GulfTerra GP that we received. The preliminary fair value of $461.3 million assigned to this voting membership interest compares favorably to the $425 million that EPD paid El Paso to purchase a 50% non-voting membership interest in GulfTerra GP in December 2003. We valued the 9.9% membership interest we granted to El Paso at $91.3 million, which equals the difference between the $461.3 preliminary fair value of the GulfTerra GP interest we acquired and the $370 million cash payment we made to El Paso.

        Enterprise GP Exchange Agreement with El Paso

        The El Paso subsidiary (“El Paso Holdco”) that owns the 9.9% membership interest in the Company entered into an Exchange and Registration Rights Agreement (the “Exchange Agreement”) with us and EPD dated September 30, 2004, pursuant to which El Paso Holdco has the right to deliver its 9.9% membership interest in the Company to us at any time after March 31, 2005 in exchange for a number of EPD common units that would provide the same cash flow as its 9.9% membership interest in the Company. We may elect to pay El Paso Holdco cash in lieu of EPD common units equal to the market value of such EPD common units or a combination of cash and EPD common units. If El Paso Holdco has not exercised the foregoing right by March 31, 2008, we can force the exercise of such right at any time thereafter. EPD has agreed in the Exchange Agreement to file a shelf registration statement covering the resale of any of its common units that may be delivered to El Paso Holdco upon the exercise of the foregoing exchange right. DFI, an entity controlled by Dan L. Duncan that owns 115,540,924 EPD common units and an 85.6% membership interest in the Company at September 30, 2004, has guaranteed the performance of our obligations under the Exchange Agreement pursuant to a Performance Guaranty dated September 30, 2004.

        Completion of the GulfTerra Merger by EPD

        General

        On September 30, 2004, EPD and GulfTerra completed the merger of GulfTerra with a wholly-owned subsidiary of EPD, with GulfTerra being the surviving entity thereof. Additionally, EPD completed certain other transactions related to the merger, including receipt of our contribution of the 50% membership interest in GulfTerra GP (as discussed in the previous section of this Note 3) and the purchase from El Paso of certain midstream energy assets located in South Texas. The aggregate value of the total consideration Enterprise paid or issued to complete the GulfTerra Merger was approximately $4 billion. These transactions were recorded using purchase accounting.

        Our September 30, 2004 Unaudited Condensed Consolidated Balance Sheet reflects the GulfTerra Merger. As a result of the GulfTerra Merger, GulfTerra and GulfTerra GP became wholly-owned subsidiaries of EPD on September 30, 2004. On October 1, 2004, EPD contributed its ownership interests in GulfTerra and GulfTerra GP to the Operating Partnership, which resulted in GulfTerra and GulfTerra GP becoming wholly-owned subsidiaries of the Operating Partnership.

        Overview of the GulfTerra and South Texas midstream assets

        GulfTerra owns or has interests in natural gas pipeline systems extending over 15,650 miles. These pipeline systems include natural gas gathering systems located onshore in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas and offshore in active drilling and development regions in the Gulf of Mexico. GulfTerra also owns interests in five natural gas processing and treating plants in New Mexico, Texas and Colorado.

        In addition, GulfTerra has interests in seven multi-purpose offshore hub platforms in the Gulf of Mexico, including the recently completed Marco Polo TLP. These platforms were specifically designed to be used as deepwater hubs and production handling and pipeline maintenance facilities. Many of GulfTerra’s offshore natural gas and oil pipelines utilize these platforms.

        GulfTerra also owns two salt dome natural gas storage facilities in Mississippi that are connected to five interstate pipeline systems, have a combined current working capacity of 13.5 Bcf and are capable of delivering in excess of 1.2 Bcf/d of natural gas. In addition, GulfTerra has the exclusive right to use a natural gas storage facility in South Texas under an operating lease that expires in January 2008. This facility has a working gas capacity of 6.4 Bcf and a maximum withdrawal capacity of 0.8 Bcf/d of natural gas.

        In addition, GulfTerra owns interests in four offshore crude oil pipeline systems, which extend over 380 miles, and recently completed construction of the 390-mile Cameron Highway oil pipeline. GulfTerra also owns over 1,000 miles of intrastate NGL pipelines and four NGL fractionation plants in Texas; a 3.3 MMBbl propane storage facility in Mississippi; and, owns or leases NGL storage facilities in Louisiana and Texas with aggregate capacity of approximately 21.3 MMBbls. GulfTerra also owns interests in four relatively insignificant oil and natural gas producing properties located in the Gulf of Mexico offshore Louisiana.

        The South Texas midstream assets purchased from El Paso consist of nine natural gas processing plants with a combined capacity of 1.9 Bcf/d, a 294-mile natural gas gathering system, a natural gas treating facility with a capacity of 150 MMcf/d and a small NGL pipeline.

        The GulfTerra Merger transactions

        The GulfTerra Merger occurred in several interrelated transactions as described below.

•	Step One. On December 15, 2003, EPD purchased a non-voting 50% membership interest in GulfTerra GP from El Paso for $425 million in cash. GulfTerra GP owns a 1% general partner interest in GulfTerra. Prior to completion of the GulfTerra Merger, EPD accounted for its investment in GulfTerra GP using the equity method of accounting. The $425 million in funds required to complete Step One were borrowed by our Operating Partnership under an Interim Term Loan and pre-merger revolving credit facilities. These borrowings were fully repaid using net proceeds from equity offerings EPD completed during the first nine months of 2004.

•	Step Two. On September 30, 2004, the GulfTerra Merger was consummated and GulfTerra and GulfTerra GP became wholly-owned subsidiaries of EPD. Step Two of the GulfTerra Merger included the following transactions:

•	As discussed previously in this Note 3, we acquired El Paso’s remaining 50% membership interest in GulfTerra GP for $370 million in cash paid to El Paso and the issuance of a 9.9% membership interest in Enterprise GP to El Paso. Subsequently, we contributed this 50% membership interest in GulfTerra GP to us without the receipt of additional general partner interest, common units or other consideration.

•	Immediately prior to closing the GulfTerra Merger, EPD paid $500 million in cash to El Paso for 10,937,500 Series C units of GulfTerra and 2,876,620 common units of GulfTerra. The remaining 57,762,369 GulfTerra common units (7,433,425 of which were owned by El Paso) were converted into 104,549,823 EPD common units (13,454,499 of which are held by El Paso) at the time of the consummation of the GulfTerra Merger.

•	Step Three. Immediately after Step Two was completed, EPD acquired certain South Texas midstream assets from El Paso for $155.3 million in cash, which was effective September 1, 2004 and is subject to post-closing adjustments.

        In connection with the closing of the GulfTerra Merger, on September 30, 2004, the Operating Partnership borrowed an aggregate $2.8 billion under its new revolving credit facilities in order to fund its cash payment obligations under Step Two and Step Three of the GulfTerra Merger and related transactions, including the tender offers for GulfTerra’s outstanding senior and senior subordinated notes. See Note 11 for a description of these new borrowing and debt-related transactions.

        In addition to the GulfTerra Merger transactions, EPD and El Paso entered into a Registration Rights Agreement dated September 30, 2004, pursuant to which EPD granted to El Paso one demand registration statement and unlimited piggyback registration rights with respect to the 13,454,499 EPD common units received by El Paso pursuant to the GulfTerra Merger. The piggyback rights so granted to El Paso are subordinated to the piggyback rights of an affiliate of Shell set forth in the Registration Rights Agreement dated September 17, 1999.

        The total consideration paid or granted by EPD for the GulfTerra Merger is summarized below:

Step One transaction:
Cash payment by Enterprise to El Paso for initial 50% membership interest
in GulfTerra GP (a non-voting interest) made in December 2003	$425,000

Total Step One consideration	425,000

Step Two transactions:
Cash payment by Enterprise to El Paso for 10,937,500 GulfTerra Series C units
and 2,876,620 GulfTerra common units	500,000
Fair value of equity interests granted to acquire remaining 50% membership interest in
GulfTerra GP (voting interest)	461,347
Fair value of Enterprise common units issued in exchange for remaining
GulfTerra common units (see Note 9)	2,445,420
Fair value of other Enterprise equity interests granted for unit awards and Series F2 convertible units	4,000
Fair value of receivable from El Paso for transition support payments (1)	(40,313)
Transaction fees and other direct costs incurred by Enterprise as a result of the GulfTerra Merger (2)	22,572

Total Step Two consideration	3,393,026

Total Step One and Step Two consideration	3,818,026

Step Three transaction:
Purchase of South Texas midstream assets from El Paso	155,277

Total consideration for Steps One through Three	$3,973,303

(1)	Reflects the present value of a contract-based receivable from El Paso received as part of the negotiated net consideration reached in Step One of the GulfTerra Merger. The agreements between EPD and El Paso provide that for a period of three years following the closing of the GulfTerra Merger, El Paso will make transition support payments to EPD in annual amounts of $18 million, $15 million and $12 million for the first, second and third years of such period, respectively, payable in twelve equal monthly installments for each such year. The $45 million receivable from El Paso has been discounted to fair value and recorded as a reduction in the purchase consideration for GulfTerra. As of September 30, 2004, the fair value of the current portion and non-current portion of this contract-based receivable was $17.2 million and $23.1 million, respectively; these amounts are reflected as a component of “Prepaid and other current assets” and “Long-term receivables” on our Unaudited Condensed Consolidated Balance Sheet as of September 30, 2004.
(2)	As a result of the GulfTerra Merger, EPD incurred expenses of approximately $23 million for various transaction fees and other direct costs. These direct costs include fees for legal, accounting, printing, financial advisory and other services rendered by third-parties to EPD over the course of the GulfTerra Merger transactions. This amount also includes $3.4 million of involuntary severance costs.

        Other business acquisitions completed during the nine months ended September 30, 2004

        During the first nine months of 2004, we also acquired an additional 16.7% interest in Tri-States, a 10% interest in Seminole and the remaining 33.3% ownership interest in BEF. Due to the immaterial nature of each these acquisitions, individually and in the aggregate, our discussion of each of these transactions is limited to the following:

        Acquisition of 16.7% interest in Tri-States. On April 1, 2004, we acquired an additional 16.7% membership interest in Tri-States, which owns an NGL pipeline located along the Mississippi, Alabama and Louisiana Gulf Coast. This system, in conjunction with the Wilprise and Belle Rose NGL pipelines, transport mixed NGLs to the BRF, Norco and Promix NGL fractionators located in south Louisiana. Due to this acquisition, our ownership interest in Tri-States increased to 66.7% and Tri-States became a majority-owned consolidated subsidiary of ours on April 1, 2004. Previously, Tri-States was accounted for as an equity method unconsolidated affiliate.

        Acquisition of 10% interest in Seminole. On May 31, 2004, we acquired an additional 10% interest in Seminole, which owns a regulated 1,281-mile pipeline that transports mixed NGLs and NGL products from the Hobbs hub on the Texas-New Mexico border and the Permian Basin area to southeast Texas. As a result of this acquisition, our ownership interest in Seminole increased to 88.4%. The Seminole pipeline is interconnected with our Mid-America pipeline system at the Hobbs hub. The primary source of throughput for Seminole is volume originating from the Mid-America system.

        Acquisition of remaining 33.3% interest in BEF. On September 1, 2004, we acquired the remaining 33.3% ownership interest in BEF, which owns a facility that produces octane additives such as MTBE (a motor gasoline additive that enhances octane and is used in reformulated gasoline). As a result of this acquisition, BEF became a wholly-owned subsidiary of ours.

        Allocation of purchase price of 2004 business combinations

        The GulfTerra Merger transactions and our other business acquisitions completed during the first nine months of 2004 were recorded using the purchase method of accounting. Purchase accounting requires us to allocate the cost of a business combination to the assets acquired and liabilities assumed based on their estimated fair values. We engaged an independent third-party business valuation expert to assess the fair value of GulfTerra’s and the South Texas midstream assets’ tangible and intangible assets. This information will assist management in the development of a definitive allocation of the overall purchase price of the GulfTerra Merger transactions. Management independently developed the fair value estimates for the other 2004 business acquisitions using recognized business valuation techniques.

        The preliminary fair values shown in the following table are initial estimates based on information available to management at September 30, 2004. The tentative fair value conclusions and allocations related to the GulfTerra Merger transactions will be updated when the underlying valuation study is finalized, which is expected to occur during the fourth quarter of 2004 and we have completed our review of all other related information. The valuation estimates shown below will likely change due to this very recent transaction and the refinement of our initial estimates.

	GulfTerra Merger Transactions
	Step Two of GulfTerra Merger	Step Three Purchase of South Texas Midstream Assets	Other 2004 Business Combinations	Total
Purchase price allocation:
Assets acquired in business combination:
Current assets, including cash of $40,453	$228,180	$7,614	$7,475	$243,269
Property, plant and equipment, net	4,584,705	126,913	69,872	4,781,490
Investments in and advances to
unconsolidated affiliates	209,317		(42,597)	166,720
Intangible assets	681,361	23,719	(560)	704,520
Other assets	4,392			4,392

Total assets acquired	5,707,955	158,246	34,190	5,900,391

Liabilities assumed in business combination:
Current liabilities	(195,458)	(2,969)	(2,329)	(200,756)
Long-term debt, including current maturities (1)	(2,015,583)			(2,015,583)
Other long-term liabilities	(42,385)			(42,385)
Minority interest			26,589	26,589

Total liabilities assumed	(2,253,426)	(2,969)	24,260	(2,232,135)

Total assets acquired less liabilities assumed	3,454,529	155,277	58,450	3,668,256
Total consideration given	3,818,026	155,277	58,450	4,031,753

Goodwill	$363,497	$-	$-	$363,497

(1)	Represents GulfTerra’s outstanding senior and senior secured note obligations prior to the completion of the Operating Partnership’s tender offers on October 5, 2004 (see Note 11). This amount also includes GulfTerra’s outstanding obligations under its revolving credit facility and secured term loans prior to repayment of these debt obligations, which occurred on the GulfTerra Merger closing date.

        As a result of the preliminary purchase price allocation for Steps Two and Three of the GulfTerra Merger, we recorded $705.1 million of amortizable intangible assets, primarily those related to customer relationships and contracts. The remaining preliminary amount represents goodwill of $363.5 million associated with our view of the future results from GulfTerra’s operations, based on the strategic location of GulfTerra’s assets as well as their industry connections. For additional information regarding these intangible assets and goodwill, see Note 7.

4.   INVENTORIES

        Our inventories (including the preliminary purchase price allocations of $13.8 million from Steps Two and Three of the GulfTerra Merger at September 30, 2004) were as follows at the dates indicated:

September 30, 2004
Working inventory	$259,061
Forward-sales inventory	67,955

Inventory	$327,016

        Our regular trade (or “working”) inventory is comprised of inventories of natural gas, NGLs and petrochemical products that are available for sale or used in the provision of services. The forward sales inventory is comprised of segregated NGL volumes dedicated to the fulfillment of forward sales contracts. Both inventories are valued at the lower of average cost or market.

5.   PROPERTY, PLANT AND EQUIPMENT

        Our property, plant and equipment (including the preliminary purchase price allocations of $4.7 billion from Steps Two and Three of the GulfTerra Merger at September 30, 2004) and accumulated depreciation were as follows at the dates indicated:

September 30, 2004
Plants and pipelines	$7,657,274
Underground and other storage facilities	529,526
Platforms and facilities	143,940
Transportation equipment	6,951
Oil and natural gas properties	15,886
Land	29,638
Construction in progress	80,655

Total	8,463,870
Less accumulated depreciation	740,169

Property, plant and equipment, net	$7,723,701

        Other long-term liabilities on our September 30, 2004 Unaudited Condensed Consolidated Balance Sheet includes $6.1 million related to historical asset retirement obligations recorded by GulfTerra. These asset retirement obligations have been recorded in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” and relate primarily to plugging abandoned offshore wells located in the Gulf of Mexico offshore Louisiana.

        In connection with the GulfTerra Merger, we are required under a consent decree published for comment by the FTC on September 30, 2004 to sell our undivided 50% ownership interest in a Mississippi propane storage facility by December 31, 2004. The nominal fair value of this facility was reclassified from “Property, Plant and Equipment” to “Assets Held for Sale” on our Unaudited Condensed Consolidated Balance Sheet at September 30, 2004.

        In connection with the GulfTerra Merger, we also acquired interests in four relatively insignificant oil and natural gas producing properties located in the Gulf of Mexico offshore Louisiana. Production from these properties is generally gathered, transported, and processed through our pipeline systems and platform facilities, and sold to various third parties. These oil and gas producing properties are not a significant part of our business and we do not expect them to become significant in the future. Our intent is to diminish these activities over time by not acquiring additional properties. We will use the successful efforts method to account for the costs of such oil and natural gas assets. Depletion charges related to these properties will be based on the units-of-production method.

6.   INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

        We own interests in a number of related businesses that are accounted for using the equity method. In general, we use the equity method of accounting for an investment in which we own 20% to 50% of its outstanding ownership interests and exercise significant influence over its operating and financial policies.

        As a result of recently issued accounting guidance under EITF 03-16, the minimum ownership requirement for an investment organized as a LLC to qualify for the equity method of accounting was lowered to between 3% and 5% from the 20% threshold applied to other types of investments. On July 1, 2004, we changed our method of accounting for VESCO from the cost method to the equity method in accordance with EITF 03-16. The VESCO investment consists of a 13.1% interest in a LLC that owns a natural gas processing plant, NGL fractionation facilities, storage assets and gas gathering pipelines located in south Louisiana.

        As a result of the GulfTerra Merger, we acquired ownership interests in the entities described below, all of which are unconsolidated affiliates accounted for using the equity method of accounting. We do not exercise management control over these entities and are therefore precluded from consolidating their financial statements with those of our own.

•	Cameron Highway Oil Pipeline Company (“Cameron Highway”) – a 50% interest in Cameron Highway, which owns a recently constructed crude oil pipeline system that connects various designated crude oil receipt points extending from Ship Shoal Block 332 in the Gulf of Mexico to onshore delivery points located in the state of Texas. We anticipate that operations will commence on this pipeline system during the fourth quarter of 2004 or early 2005.

•	Deepwater Gateway, L.L.C. (“Deepwater Gateway”) – a 50% interest in Deepwater Gateway, which owns the Marco Polo TLP. The Marco Polo TLP is operated by Anadarko Petroleum Corporation (“Anadarko”) and processes oil and natural gas from Anadarko’s Marco Polo Field discovery located at Green Canyon Block 608 in the Gulf of Mexico. The Marco Polo TLP went into service during the third quarter of 2004.

•	Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”) – a 36% interest in Poseidon, which owns a crude oil pipeline extending from the Gulf of Mexico to onshore Louisiana. Poseidon completed construction of its Front Runner oil pipeline, an extension of the Poseidon oil pipeline, in the third quarter of 2004 and first production is anticipated in the fourth quarter of 2004. This new oil pipeline connects the Front Runner platform in the Gulf of Mexico with Poseidon’s existing system.

•	Coyote Gas Treating, LLC (“Coyote”) – a 50% interest in Coyote, which owns a natural gas treating facility located in the San Juan Basin of southwestern Colorado.

        In connection with the GulfTerra Merger, we are required under a consent decree published for comment by the FTC on September 30, 2004 to sell our 50% interest in Starfish, which in turn owns the Stingray natural gas pipeline and related gathering pipelines and dehydration and other facilities located in south Louisiana and the Gulf of Mexico offshore Louisiana. The carrying value of this investment was reclassified from “Investments in and Advances to Unconsolidated Affiliates” to “Assets Held for Sale” on our Unaudited Condensed Consolidated Balance Sheet at September 30, 2004. We are required to sell this investment by March 31, 2005.

        Our investments in and advances to these unconsolidated affiliates are grouped in the following table according to the new business segment to which they relate. For a general discussion of our business segments, see Note 13.

	Ownership Percentage at September 30, 2004		Investment at September 30, 2004
Offshore Pipelines & Services:
Poseidon (1)	36.0%		$61,422
Cameron Highway (1)	50.0%		86,000
Deepwater Gateway (1)	50.0%		49,141
Other offshore pipelines (2)	Vari	ous	84,515
Onshore Natural Gas Pipelines & Services:
Evangeline	49.5%		2,965
Coyote (1)	50.0%		12,755
NGL Pipelines & Services:
Dixie	19.9%		34,009
VESCO	13.1%		36,589
Belle Rose	41.7%		10,251
Promix	33.3%		38,486
BRF	32.3%		27,154
Petrochemical Services:
BRPC	30.0%		15,808
La Porte	50.0%		5,108

Total			$464,203

(1)	Our ownership interest in these investments was acquired in connection with the GulfTerra Merger on September 30, 2004. We have made a preliminary allocation of the purchase consideration to these investments based on estimated values at the GulfTerra Merger date.
(2)	Reflects our collective investment in Neptune, Nemo and Starfish. In connection with the GulfTerra Merger, we are required under a consent decree published for comment by the FTC on September 30, 2004 to sell our 50% interest in Starfish. The carrying value of this asset was reclassified from “Investments in and Advances to Unconsolidated Affiliates” to “Assets Held for Sale” on our Unaudited Condensed Consolidated Balance Sheet at September 30, 2004.

7.   INTANGIBLE ASSETS AND GOODWILL

Intangible assets

        The following table summarizes our intangible assets at September 30, 2004:

	Gross Value	Accum. Amort.	Carrying Value
Offshore Pipelines & Services:
Offshore pipeline & platform customer relationships (1)	$210,515		$210,515

Segment total	210,515		210,515

Onshore Natural Gas Pipelines & Services:
San Juan gathering system customer relationships (1)	342,940		342,940
Permian Basin customer relationships (1)	38,745		38,745
Petal natural gas storage contracts (1)	65,807		65,807
Hattiesburg natural gas storage contracts (1)	6,460		6,460
San Juan Basin water rights (1)	750		750

Segment total	454,702		454,702

NGL Pipelines & Services:
Shell natural gas processing agreement	206,216	$(42,348)	163,868
Toca-Western natural gas processing contracts	11,187	(1,305)	9,882
Mont Belvieu Storage II contracts	8,127	(639)	7,488
Toca-Western NGL fractionation contracts	20,042	(2,339)	17,703
Venice contracts	6,635	(484)	6,151
STMA customer relationships (2)	23,719	(86)	23,633
Markham NGL storage contracts (1)	16,144		16,144

Segment total	292,070	(47,201)	244,869

Petrochemical Services:
Mont Belvieu Splitter III contracts	53,000	(4,038)	48,962
BEF UOP License Fee	1,097	(94)	1,003
Port Neches pipeline contracts	2,400	(589)	1,811

Segment total	56,497	(4,721)	51,776

Total all segments	$1,013,784	$(51,922)	$961,862

(1)	Acquired as a result of the GulfTerra Merger in September 2004; amounts are subject to changes in our preliminary purchase price allocation (see Note 3).
(2)	Represents customer relationships associated with the South Texas midstream assets (“STMA”), which we acquired in connection with Step Three of the GulfTerra Merger; amounts are subject to changes in our preliminary purchase price allocation (see Note 3).

        As a result of Steps Two and Three of the GulfTerra Merger, we made preliminary purchase price allocations of $705.1 million to acquired intangible assets related to customer relationships, storage contracts, and water rights.

•	Customer relationships. These intangible assets represent the customer base that GulfTerra and the South Texas midstream assets served through providing services, including natural gas gathering and processing, NGL fractionation and pipeline transportation. These businesses conducted the majority of their business through the use of written contracts; thus, the customer relationships represent the rights we own arising from those contractual agreements. The value of these customer relationships will be amortized on a straight-line basis over the estimated economic life of the resource base to which they relate, which we currently estimate could range from 18 to 43 years depending on the asset.

•	Storage contacts. These intangible assets represent the contracts that GulfTerra entered into to provide for the storage of natural gas and NGLs at its Petal and Hattiesburg storage facilities, as well as its Markham NGL storage facility. These contracts will be being amortized on a straight-line basis over the remainder of their respective contract terms, which we estimate could range from 2 to 18 years.

•	Water rights. The water rights we acquired from GulfTerra consist of approximately 3,000 acre-feet of water rights in the San Juan Basin of New Mexico that allow us to drill for and extract groundwater. These water rights will be amortized on a straight-line basis over their estimated useful life, which is currently estimated at 30 years.

        Goodwill

        Our preliminary estimate of goodwill associated with the GulfTerra Merger is $363.5 million, which we allocated between our new business segments in proportion to the tangible and intangible assets we recorded for this transaction in purchase accounting. The “GulfTerra Merger” goodwill is associated with our view of the future results from GulfTerra’s operations, based on the strategic location of GulfTerra’s assets as well as their industry connections. Based on miles of pipelines, GulfTerra is one of the largest natural gas gatherers in the natural gas supply regions offshore in the Gulf of Mexico and onshore in Texas and New Mexico. These regions, especially the deeper water regions of the Gulf of Mexico, offer us significant growth potential through the acquisition and construction of additional pipelines, platforms, processing and storage facilities and other energy infrastructure.

        The following table summarizes our goodwill amounts at September 30, 2004:

September 30, 2004
Offshore Pipelines & Services:
GulfTerra Merger	$52,795
Onshore Natural Gas Pipelines & Services:
GulfTerra Merger	288,930
NGL Pipelines & Services:
GulfTerra Merger	21,772
MBA acquisition	7,857
Wilprise acquisition	880
Petrochemical Services:
Splitter III acquisition	73,690

Totals	$445,924

8.   RELATED PARTY TRANSACTIONS

        Relationship with EPCO and affiliates

        We have an extensive and ongoing relationship with EPCO. EPCO is controlled by Dan L. Duncan, who is one of our directors and Chairman. In addition, our executive and other officers are employees of EPCO, including O.S. Andras who is our Chief Executive Officer and one of our directors.

        On September 30, 2004, we borrowed $370 million from Dan Duncan, LLC, which owns a 4.5% membership interest in the Company (see Note 9). Dan Duncan, LLC is wholly-owned by Dan L. Duncan. We used the proceeds from this borrowing to fund the cash portion of the consideration given to El Paso for a 50% membership interest in GulfTerra GP (see Note 3).

        We have no employees. All of our management, administrative and operating functions are performed by employees of EPCO pursuant to the Administrative Services Agreement. Prior to January 1, 2004, we reimbursed EPCO for the costs of its employees who performed operating functions for us and for costs related to certain of its management and administrative personnel hired in response to the expansion of our business. In addition, we paid EPCO a monthly fee for services provided by its other management and administrative employees. On January 1, 2004, the Administrative Services Agreement was amended to eliminate the fee portion of this reimbursement and to provide that we reimburse EPCO for all such costs, including fringe benefits, related to management or administrative support for us.

        On October 22, 2004, the Administrative Services Agreement was amended further to evidence our separateness from other persons and entities, to reflect a five-year license we granted for EPCO’s use of service marks owned by us and to provide for reimbursement of EPCO’s costs of discontinuing the use of those service marks over the term of the license. This amendment also provides that if EPCO and its affiliates are offered by a third party, or discover an opportunity to acquire from a third party, a business or assets that is or are in the same or similar line of business then being conducted by the Operating Partnership or in a line of business that would be a natural extension of any business then being conducted by the Operating Partnership (a “Business Opportunity”), EPCO shall promptly advise our Board of Directors of such Business Opportunity and offer such Business Opportunity to the Operating Partnership. If our Board of Directors does not advise EPCO within 10 days following the receipt of such notice that we wish to pursue such Business Opportunity, EPCO shall then be permitted to pursue such Business Opportunity. If our Board of Directors advises EPCO within the 10 day period that we want to pursue such Business Opportunity, EPCO shall not be permitted to pursue such Business Opportunity unless our Board of Directors subsequently advises EPCO that it has abandoned its pursuit of such Business Opportunity.

        We also have entered into an agreement with EPCO to provide trucking services to us for the transportation of NGLs and other products. In addition, we also buy from and sell to EPCO’s Canadian affiliate certain NGL products.

        We and EPD are each separate legal entities from EPCO and its other affiliates, with assets and liabilities that are separate from EPCO and its other affiliates. EPCO primarily depends on cash distributions it receives as an equity owner in EPD to fund its other operations and to meet its debt obligations. For the nine months ended September 30, 2004 and 2003, EPCO received $130.6 million and $119.2 million in distributions from EPD.

        Relationship with Shell

        We have a significant commercial relationship with Shell as a partner, customer and vendor. At September 30, 2004, Shell owned an approximate 11.1% equity interest in Enterprise. Shell is one of our largest customers. Our revenues from Shell primarily reflect the sale of NGL and petrochemical products to Shell and the fees we charge Shell for natural gas processing, pipeline transportation and NGL fractionation services. Our operating costs and expenses with Shell primarily reflect the payment of energy-related expenses related to the Shell natural gas processing agreement and the purchase of NGL products from Shell.

        Relationship with unconsolidated affiliates

        Our significant related party transactions with unconsolidated affiliates consist of the sale of natural gas to Evangeline, purchase of pipeline transportation services from Dixie and purchase of NGL storage, transportation and fractionation services from Promix. In addition, we sell natural gas to Promix and process natural gas at VESCO. We also charge certain of our unconsolidated affiliates, such as Cameron Highway, fees to operate their assets.

9.   MINORITY INTEREST

        Minority interest represents third-party unitholders’ and joint venture participants’ ownership interests in the net assets of certain of our subsidiaries. The following table shows the components of minority interest at September 30, 2004:

EPD’s limited partners:
Non-affiliates of EPGP Members	$3,958,482
Affiliates of EPGP Members	788,525
Joint venture partners	61,289

$4,808,296

        The minority interest attributable to EPD’s limited partners primarily consists of EPD common units held by the public, Shell and affiliates of the Company, which include EPCO and El Paso. The minority interest attributable to joint venture partners is primarily attributable to our partners in Seminole, Wilprise and the Mid-America pipeline system. For financial reporting purposes, the assets and liabilities of our subsidiaries are consolidated with those of our own with any third-party investor’s ownership interest in our consolidated balance sheet amounts shown as minority interest.

10.   CAPITAL STRUCTURE

        At September 30, 2004, our members’ equity account balances and ownership interests were as follows:

	Membership Percentage	Members’ Equity Account
DFI	85.595%	$44,169
Dan Duncan, LLC	4.505%	3,276
El Paso	9.900%	91,347

Subtotal		138,792
Accumulated Other Comprehensive Income		24,084

Total		$162,876

        Earnings and cash distributions are allocated to Member capital accounts in accordance with their respective membership percentages. On September 30, 2004, El Paso was granted a 9.9% membership interest in the Company in connection with our acquisition of El Paso’s 50% membership interest in GulfTerra GP (see Note 3). See Note 12 for information regarding our Accumulated Other Comprehensive Income.

11.   DEBT OBLIGATIONS

        On September 30, 2004, our Operating Partnership borrowed approximately $2.8 billion under revolving credit facilities to (i) fund $655.3 million in cash payment obligations to El Paso under Step Two and Step Three of the GulfTerra Merger transactions, (ii) escrow $1.1 billion to finance our tender offers for GulfTerra’s senior and senior subordinated notes and (iii) extinguish $962 million outstanding under GulfTerra’s revolving credit facility and secured term loans. On September 30, 2004, we borrowed $370 million from Dan Duncan, LLC to fund the cash portion of the consideration given to El Paso for a 50% membership interest in GulfTerra GP.

        On October 4, 2004, our Operating Partnership completed its issuance of $2 billion in Rule 144A private placement senior notes (Senior Notes E, F, G and H) and used the proceeds to reduce borrowings made under its new revolving credit facilities on September 30, 2004. On October 5, 2004, the Operating Partnership used the $1.1 billion in escrowed funds to complete its cash tender offers for substantially all of GulfTerra’s senior and senior subordinated notes. As a result of the significant changes in the composition of our long-term debt between September 30 and October 5, the following discussion of our debt obligations is focused on our current obligations.

        Our debt consisted of the following at the dates indicated:

	October 5, 2004	September 30, 2004
Operating Partnership debt obligations:
364-Day Acquisition Revolving Credit Facility, variable
rate, due September 2005, $2.25 billion borrowing capacity (1)	$242,229	$2,250,000
Multi-Year Revolving Credit Facility “B,” variable rate,
due September 2009, $750 million borrowing capacity (1)	545,000	545,000
Seminole Notes, 6.67% fixed-rate, $15 million due
in December 2004 and 2005 (2)	30,000	30,000
MBFC Loan, 8.70% fixed-rate, due March 2010	54,000	54,000
Senior Notes A, 8.25% fixed-rate, due March 2005	350,000	350,000
Senior Notes B, 7.50% fixed-rate, due February 2011	450,000	450,000
Senior Notes C, 6.375% fixed-rate, due February 2013	350,000	350,000
Senior Notes D, 6.875% fixed-rate, due March 2033	500,000	500,000
Senior Notes E, 4.00% fixed-rate, due October 2007	500,000
Senior Notes F, 4.625% fixed-rate, due October 2009	500,000
Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
Senior Notes H, 6.65%, fixed-rate, due October 2034	350,000
GulfTerra debt obligations:
Senior Notes, 6.25% fixed-rate, due June 2010	750	250,000
Senior Subordinated Notes, 8.50% fixed-rate, due June 2010	3,858	215,915
Senior Subordinated Notes, 8.50% fixed-rate, due June 2011	1,777	321,600
Senior Subordinated Notes, 10.625% fixed-rate, due December 2012	84	134,000
Fair value of GulfTerra Notes at merger closing date		132,383
$370 Million Note, 6.25% fixed-rate, due November 2019	370,000	370,000

Total principal amount	4,897,698	5,952,898
Net unamortized discounts	(5,880)	(5,880)
Other	2,344	2,344

Subtotal long-term debt	4,894,162	5,949,362
Less current maturities of debt (3)	(633,612)	(633,612)

Long-term debt	$4,260,550	$5,315,750

Cash held in escrow to complete tender offers (4)	$-	$1,100,000

Standby letters of credit outstanding (5)	$20,850	$20,850

(1)	Our Operating Partnership’s 364-Day Acquisition Revolving Credit Facility and Multi-Year Revolving Credit Facility “B” became effective concurrent with the closing of the GulfTerra Merger on September 30, 2004. The new $750 million Multi-Year Revolving Credit Facility “B” replaced the $230 million 364-Day Revolving Credit Facility and the $270 million Multi-Year Revolving Credit Facility “A” that had been active previously.
(2)	Solely as it relates to the assets of our GulfTerra and Seminole subsidiaries, our $4.5 billion in senior indebtedness at October 5, 2004 is structurally subordinated and ranks junior in right of payment to the $36 million of indebtedness of GulfTerra and Seminole.
(3)	With respect to September 30, 2004 and October 5, 2004, our Operating Partnership repaid approximately $2 billion outstanding under the 364-Day Acquisition Revolving Credit Facility using proceeds from the October 4, 2004 long-term senior notes offering, which effectively converts the amount repaid to long-term debt.
(4)	Our Operating Partnership borrowed $1.1 billion on September 30, 2004 under its 364-Day Acquisition Revolving Credit and escrowed the funds in anticipation of completing our four cash tender offers for GulfTerra’s senior and senior subordinated notes on October 5, 2004.
(5)	Our Operating Partnership had $100 million of letters of credit capacity available under its new $750 million Multi-Year Revolving Credit Facility “B” at September 30, 2004.

        General description of consolidated debt

        The following summarizes significant aspects of our debt obligations at September 30, 2004 and October 5, 2004:

        Parent-Subsidiary guarantor relationships. Through guarantor agreements which are nonrecourse to us, EPD acts as guarantor of the debt obligations of its Operating Partnership, with the exception of the Seminole Notes and the senior and senior subordinated notes of GulfTerra. If the Operating Partnership were to default on any debt EPD guarantees, EPD would be responsible for full repayment of that obligation. The Seminole Notes are unsecured obligations of Seminole Pipeline Company (of which we own an effective 86.6% of its capital stock).

The senior and senior subordinated notes of GulfTerra are unsecured obligations of GulfTerra (of which we own 100% of its limited and general partnership interests).

        GulfTerra’s Senior Subordinated and Senior Notes. As a result of completing the GulfTerra Merger on September 30, 2004, EPD recorded in consolidation GulfTerra’s $921.5 million of outstanding senior and senior subordinated notes. Of this amount, $915 million was purchased on October 5, 2004 by the Operating Partnership pursuant to its tender offers. The note holders also approved amendments in connection with accepting the tender offers that removed all restrictive covenants governing the notes. For additional information regarding the tender offers, please read ” – 364-Day Acquisition Revolving Credit Facility – Tender offers for GulfTerra senior and senior subordinated notes” within this general description of debt.

        $370 Million Note Payable. On September 30, 2004, we borrowed $370 million from Dan Duncan, LLC, which owns a 4.5% membership interest in the Company. We used the proceeds from this borrowing to fund the cash portion of the consideration given to El Paso for a 50% membership interest in GulfTerra GP (see Note 3). The promissory note bears a fixed-interest rate of 6.25%. Principal payments of $6.6 million are due quarterly from November 2004 through November 2019. Under terms of the note agreement, we are allowed to defer up to $13.2 million of scheduled quarterly principal payments at any time, except that all principal must be repaid by the November 2019 maturity date.

        364-Day Acquisition Revolving Credit Facility. In August 2004, the Operating Partnership entered into a new 364-day revolving credit agreement. The $2.25 billion Acquisition Revolving Credit Facility is an unsecured 364-day facility that was used to provide interim financing for certain transactions associated with the GulfTerra Merger, the refinancing of GulfTerra’s existing secured credit facility and term loans and the purchase of GulfTerra’s senior and senior subordinated notes in connection with the Operating Partnership’s tender offers for those notes. This facility became effective concurrent with the closing of the GulfTerra Merger and will mature on September 29, 2005. The Operating Partnership’s borrowings under this agreement are unsecured general obligations that are non-recourse to us. EPD has guaranteed repayment of amounts due under this revolving credit agreement through an unsecured guarantee.

        As defined by the credit agreement, variable interest rates charged under this facility generally bear interest, at our election at the time of each borrowing, at (1) the greater of (a) the Prime Rate or (b) the Federal Funds Effective Rate plus ½% or (2) a Eurodollar rate plus an applicable margin or (3) a Competitive Bid Rate.

        This credit agreement provides for the mandatory prepayment of loans and termination of commitments equal to the proceeds from and upon the consummation of any public or private debt or equity offerings by us on or after August 15, 2004, excluding equity issued with respect to our distribution reinvestment plan, employee unit purchase plan and the exercise of any outstanding options with respect to our common units. With the completion of the Operating Partnership’s Rule 144A private placement offering of senior notes on October 4, 2004, we repaid approximately $2 billion borrowed under this facility, which reduced our borrowing capacity under this facility by an equal amount.

          This revolving credit agreement contains various covenants related to our ability to incur certain indebtedness; grant certain liens; enter into certain merger or consolidation transactions; and make certain investments. The loan agreement also requires us to satisfy certain financial covenants at the end of each fiscal quarter. If an event of default (as defined in the agreement) occurs, the Operating Partnership is prohibited from making distributions to EPD, which would impair its ability to make distributions to us and its limited partners. As defined in the agreement, the Operating Partnership must maintain a specified level of consolidated net worth and certain financial ratios.

        Tender offers for GulfTerra senior and senior subordinated notes

        On August 4, 2004, in anticipation of completing the GulfTerra Merger, the Operating Partnership commenced four cash tender offers to purchase any and all of the outstanding senior and senior subordinated notes of GulfTerra having a total outstanding principal amount of approximately $921.5 million. In connection with the tender offers, GulfTerra executed supplements to the indentures governing these notes that eliminated certain restrictive covenants and default provisions contained in those indentures upon our purchase of more than a majority in principal amount of each series of the outstanding senior and senior subordinated notes.

        Substantially all of the GulfTerra notes ($915 million of $921.5 million) were tendered pursuant to the tender offers. On September 30, 2004, the Operating Partnership borrowed $1.1 billion under its 364-Day Acquisition Revolving Credit Facility in anticipation of completing the tender offers and placed these funds in escrow. On October 5, 2004, the Operating Partnership purchased the notes for a total price of approximately $1.1 billion, which included $27 million related to consent payments.

        The following table shows the four GulfTerra senior debt obligations affected, including the principal amount of each series of notes tendered, as well as the payment made by the Operating Partnership to complete the tender offers.

	Principal	Cash payments made by the Operating Partnership
Description	Amount Tendered	Accrued Interest	Tender Price (1)	Total Price
8.50% Senior Subordinated Notes due 2010
(Represents 98.2% of principal amount outstanding)	$212,057	$6,209	$246,366	$252,575
10.625% Senior Subordinated Notes due 2012
(Represents 99.9% of principal amount outstanding)	133,916	4,901	167,612	172,513
8.50% Senior Subordinated Notes due 2011
(Represents 99.5% of principal amount outstanding)	319,823	9,364	359,379	368,743
6.25% Senior Notes due 2010
(Represents 99.7% of principal amount outstanding)	249,250	5,366	274,073	279,439

Totals	$915,046	$25,840	$1,047,430	$1,073,270

(1)	Tender price includes consent payment of $30 per $1,000 principal amount tendered.

        Multi-Year Revolving Credit Facility “B.” In August 2004, the Operating Partnership entered into a five-year $750 million revolving credit agreement that includes a sublimit of $100 million for standby letters of credit. This facility became effective concurrent with the closing of the GulfTerra Merger and will mature on September 30, 2009. This facility replaced the Operating Partnership’s existing $270 million Multi-Year Revolving Credit Facility “A” and $230 million 364-Day Revolving Credit Facility, which were terminated upon the effective date of the new facility. The Operating Partnership’s borrowings under this agreement are unsecured general obligations that are non-recourse to us. EPD has guaranteed repayment of amounts due under this revolving credit agreement through an unsecured guarantee.

        As defined by the credit agreement, variable interest rates charged under this facility generally bear interest, at our election at the time of each borrowing, at (1) the greater of (a) the Prime Rate or (b) the Federal Funds Effective Rate plus ½% or (2) a Eurodollar rate plus an applicable margin or (3) a Competitive Bid Rate. This revolving credit agreement contains various covenants similar to those of our 364-Day Acquisition Revolving Credit Facility.

        Senior Notes issued on October 4, 2004. On September 23, 2004, the Operating Partnership priced a Rule 144A private placement of an aggregate of $2 billion in principal amount of senior unsecured notes in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended. On October 4, 2004, these notes were issued. The interest rate, principal amount and net proceeds, before expenses, for each senior note in this offering are shown in the following table:

Senior Note Issued	Fixed Interest Rate	Principal Amount	Bond Discount	Proceeds, Before Expenses
Senior Notes E, due October 2007	4.000%	$500,000	$2,140	$497,860
Senior Notes F, due October 2009	4.625%	500,000	4,405	495,595
Senior Notes G, due October 2014	5.600%	650,000	4,784	645,216
Senior Notes H, due October 2034	6.650%	350,000	4,203	345,797

Totals		$2,000,000	$15,532	$1,984,468

        The net proceeds from this offering were used to reduce debt amounts outstanding under the Operating Partnership’s $2.25 billion 364-Day Acquisition Revolving Credit Facility that was used to partially fund the GulfTerra Merger on September 30, 2004.

        These fixed-rate notes are unsecured obligations of the Operating Partnership and rank equally with its existing and future unsecured and unsubordinated indebtedness. The Operating Partnership’s borrowings under these notes are non-recourse to us. EPD has guaranteed repayment of amounts due under these notes through an unsecured and unsubordinated guarantee. These notes were issued under an indenture containing certain covenants, which restrict the Operating Partnership’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

        Industrial Development Revenue Bonds. In April 2004, Petal Gas Storage L.L.C.(“Petal”), a wholly-owned subsidiary of GulfTerra, borrowed $52 million from the Mississippi Business Finance Corporation (“MBFC”) pursuant to a loan agreement between Petal and the MBFC. On the same date, the MBFC issued $52 million in Industrial Development Revenue Bonds to another wholly-owned subsidiary of GulfTerra. The loan agreement and the Industrial Development Revenue Bonds have identical fixed interest rates of 6.25% and maturities of fifteen years. The bonds and the associated tax exemptions are authorized under the Mississippi Business Finance Act. Petal may repay the loan agreement without penalty, and thus cause the Industrial Development Revenue Bonds to be redeemed, any time after one year from their date of issue. We have netted the loan amount and the bond amount of $52 million and the interest payable and interest receivable amount of $1.4 million on our Unaudited Condensed Consolidated Balance Sheet as of September 30, 2004. Our presentation of the Industrial Development Revenue Bonds is reflected in accordance with the provisions of FIN No. 39, “Offsetting of Amounts Related to Certain Contracts”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, since we have the ability and intent to offset these items.

        Covenants. We were in compliance with the various covenants of our debt agreements at September 30, 2004.

        Information regarding variable interest rates paid

        The following table shows the range of interest rates paid and weighted-average interest rate paid on the Operating Partnership’s variable rate debt obligations during the nine months ended September 30, 2004:

	Range of interest rates paid	Weighted- average interest rate paid
Interim Term Loan (terminated May 2004)	1.72% to 1.78%	1.73%
364-Day Revolving Credit Facility (terminated September 30, 2004)	1.72% to 4.00%	1.82%
Multi-Year Revolving Credit Facility “A” (terminated September 30, 2004)	1.67% to 4.25%	1.83%
364-Day Acquisition Revolving Credit Facility (effective September 30, 2004)	4.75%	4.75% (1-day only)
Multi-Year Revolving Credit Facility “B” (effective September 30, 2004)	4.75%	4.75% (1-day only)

        Consolidated debt maturity table

        The following table shows aggregate maturities of the principal amounts of long-term debt and other financing obligations for the remainder of 2004 and the following 4 years and in total thereafter at September 30, 2004 (i) on an actual basis and (ii) on a pro forma basis adjusted for debt-related subsequent events as described in the footnotes thereto.

	Historical September 30, 2004	Adjustments for Subsequent Events		Pro Forma September 30, 2004
2004	$21,600			$21,600
2005	2,641,383	$(1,981,000	) (1)	633,612
		(26,771	) (2)
2006	26,400			26,400
2007	26,400	500,000	(3)	526,400
2008	26,400			26,400
Thereafter	3,210,715	1,500,000	(3)	3,663,286
		(915,046	) (4)
		(132,383	) (5)

Total long-term debt, including
current maturities	$5,952,898	$(1,055,200)		$4,897,698

(1)	Reflects the use of net proceeds from the October 2004 Senior Notes offering to reduce amounts outstanding under the $2.25 billion 364-Day Acquisition Revolving Credit Facility.
(2)	Reflects the repayment of excess funds borrowed on September 30, 2004 under the 364-Day Acquisition Revolving Credit Facility.
(3)	Reflects the issuance of Senior Notes E, F, G and H on October 4, 2004.
(4)	Reflects completion by the Operating Partnership of its tender offers to purchase $915 million of GulfTerra’s senior and senior subordinated notes on October 5, 2004, which are eliminated in consolidation.
(5)	Reflects payment by the Operating Partnership of the premium associated with its tender offers completed on October 5, 2004.

        Joint venture debt obligations

        As a result of the GulfTerra Merger, we acquired ownership interests in three additional joint ventures having long-term debt obligations. The following table shows (i) our ownership interest in each entity at September 30, 2004, (ii) total long-term debt obligations (including current maturities) of each unconsolidated affiliates on that date on a 100% basis to the joint venture, (ii) the corresponding scheduled maturities of such long-term debt:

	Our		Scheduled Maturities of Long-Term Debt
	Ownership Interest	Total	2004	2005	2006	2007	2008	After 2008
Cameron Highway (1)	50.0%	$297,000			$16,250	$32,500	$156,250	$92,000
Deepwater Gateway	50.0%	149,500	$5,500	$22,000	22,000	22,000	22,000	56,000
Poseidon (2)	36.0%	116,000					116,000
Evangeline	49.5%	40,650	5,000	5,000	5,000	5,000	5,000	15,650

Total		$603,150	$10,500	$27,000	$43,250	$59,500	$299,250	$163,650

(1)	Cameron Highway has a total borrowing capacity under its project loan facility (as described below) of $325 million. The scheduled maturities for the Cameron Highway assume that the construction loan is or will be converted into a term loan on September 30, 2005 and the scheduled repayments will begin on December 31, 2007.
(2)	Poseidon has a total borrowing capacity of $170 million under its revolving credit facility.

        The following is a summary of the significant aspects of the debt obligations of our unconsolidated affiliates. For a description of the business activities of the unconsolidated affiliates acquired as a result of the GulfTerra Merger, see Note 6.

        Cameron Highway. At September 30, 2004, long-term debt for Cameron Highway consisted of $197 million outstanding under a construction loan and $100 million of senior secured notes (collectively, the “project loan facility”). Cameron Highway has a borrowing capacity of $225 million under its construction loan.

        The construction loan bears interest at a variable rate. Once the Cameron Highway oil pipeline has commenced operations and transported a certain level of volumes (as specified in the credit agreement), the construction loan will convert to a term loan maturing in July 2008, subject to the terms of the loan agreement. At the end of the first quarter following the first anniversary of the conversion into a term loan, Cameron Highway will be required to make quarterly principal payments of $8.1 million, with the remaining unpaid principal amount payable on the maturity date. If the construction loan fails to convert into a term loan by January 2006, the construction loan and senior secured notes become fully due and payable. At September 30, 2004, the average interest rate charged under the construction loan was 4.97%.

        The interest rate on Cameron Highway’s senior secured notes is 3.25% over the rate on 10-year U.S. Treasury securities. Principal payments of $4 million are due quarterly from September 2008 through December 2011, $6 million each from March 2012 through December 2012, and $5 million each from March 2013 through the principal maturity date of December 2013. At September 30, 2004, Cameron Highway had $100 million outstanding under its senior secured notes at an average interest rate of 7.4%.

        The project loan facility as a whole is secured by (1) substantially all of Cameron Highway’s assets, including, upon conversion to a term loan, a debt service reserve capital account, and (2) all of the equity interest in Cameron Highway. Other than the pledge of our equity interest and our construction obligations under the relevant producer agreements, the debt is non-recourse to us. The construction loan and senior secured notes prohibit Cameron Highway from making distributions to us until the construction loan is converted into a term loan and Cameron Highway meets certain financial requirements.

        Deepwater Gateway. At September 30, 2004, long-term debt for Deepwater Gateway consisted of $149.5 million due under a project finance loan used to fund a substantial portion of the cost to construct the Marco Polo TLP and related facilities. Construction of the Marco Polo TLP was completed during the first quarter of 2004, and in June 2004, Deepwater Gateway converted the project finance loan into a term loan which matures in June 2009. The term loan is payable in twenty equal quarterly installments of $5.5 million each (which began on September 30, 2004), and the remaining outstanding principal of $45 million is due on the maturity date. Interest rates are variable and the loan is collateralized by substantially all of Deepwater Gateway’s assets. If Deepwater Gateway defaults on its payment obligations under the term loan, we would be required to pay the lenders all distributions we or any of our subsidiaries have received from Deepwater Gateway up to $22.5 million. As of September 30, 2004, the average interest rate charged under this term loan was 3.6% and Deepwater Gateway had not paid GulfTerra or any of its subsidiaries any distributions.

        Poseidon. At September 30, 2004, long-term debt for Poseidon consisted of $116 million due under a revolving credit facility which matures in January 2008. This credit facility has a borrowing capacity of $170 million. The interest rates Poseidon is charged on balances outstanding under its revolving credit facility are variable and depend on its ratio of total debt to earnings before interest, taxes, depreciation and amortization. This credit agreement is secured by substantially all of Poseidon’s assets. As of September 30, 2004, the average interest rate charged under this facility was 3.7%.

        Evangeline. At September 30, 2004, long-term debt for Evangeline consisted of (i) $33.2 million in principal amount of 9.9% fixed-rate Series B senior secured notes that are due in December 2010 and (ii) a $7.5 million subordinated note payable. The Series B senior secured notes are collateralized by Evangeline’s property, plant and equipment; proceeds from a gas sales contract; and by a debt service requirement. Scheduled principal repayments on the Series B notes are $5 million annually through 2009 with a final repayment in 2010 of approximately $3.2 million. The trust indenture governing the Series B notes contains covenants such as requirements to maintain certain financial ratios. Evangeline incurred the subordinated note payable in connection with its acquisition of a contract-based intangible asset in the early 1990s. This note is subject to a subordination agreement which prevents the repayment of principal and accrued interest on the note until such time as the Series B note holders are either fully cash secured through debt service accounts or have been completely repaid. In general, interest accrues on the subordinated note at a variable-rate based on LIBOR plus ½%. The variable interest rate paid on this debt at September 30, 2004 was 1.8%.

12.   FINANCIAL INSTRUMENTS

        We are exposed to financial market risks, including changes in commodity prices and interest rates. We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions. In general, the type of risks we attempt to hedge are those related to the variability of future earnings, cash flows and fair value of certain debt securities caused by changes in commodity prices and interest rates. As a matter of policy, we do not use financial instruments for speculative (or “trading”) purposes.

        We recognize our financial instruments on the balance sheet as assets and liabilities based on the instrument’s fair value. Fair value is generally defined as the amount at which the financial instrument could be exchanged in a current transaction at arms-length between willing parties, not in a forced or liquidation sale. The estimated fair values of our financial instruments have been determined using available market information and appropriate valuation techniques. We must use considerable judgment, however, in interpreting market data and developing these estimates. Accordingly, our fair value estimates are not necessarily indicative of the amounts that we could realize upon disposition of these instruments. The use of different market assumptions and/or estimation techniques could have a material effect on our estimates of fair value.

        To qualify as a hedge, the item to be hedged must be exposed to commodity or interest rate risk and the hedging instrument must reduce the exposure and meet the hedging requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (as amended and interpreted). We must formally designate the financial instrument as a hedge and document and assess the effectiveness of the hedge at inception and on a quarterly basis. Any ineffectiveness of the hedge is recorded in current earnings.

        Due to the complexity of SFAS No. 133 (as amended and interpreted), the FASB is continuing to provide guidance regarding the implementation of this accounting standard. Since this guidance is still continuing, our conclusions about the application of SFAS No. 133 may be altered, which may result in adjustments being recorded in future periods as we adopt new FASB interpretations of this standard.

        Interest rate risk hedging program

        Our interest rate exposure results from variable and fixed rate borrowings under debt agreements. We assess the cash flow risk related to interest rates by identifying and measuring changes in our interest rate exposures that may impact future cash flows and evaluating hedging opportunities to manage these risks. We use analytical techniques to measure our exposure to fluctuations in interest rates, including cash flow sensitivity analysis models to forecast the expected impact of changes in interest rates on our future cash flows. Enterprise GP oversees the strategies associated with these financial risks and approves instruments that are appropriate for our requirements.

        We manage a portion of our interest rate exposures by utilizing interest rate swaps and similar arrangements, which allow us to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt. We believe that it is prudent to maintain an appropriate balance of variable rate and fixed rate debt in the current business climate.

        Fair value hedges – Interest rate swaps. On January 8, 2004, we entered into three interest rate swap agreements in which we exchanged the payment of fixed rate interest on a portion of principal outstanding under Senior Notes B and C for variable rate interest. On October 7, 2004, we entered into three additional interest rate swap agreements related to a portion of the principal outstanding under Senior Notes G issued on October 4, 2004.

Hedged Fixed Rate Debt	Period Covered by Swap	Termination Date of Swap	Fixed to Variable Rate (1)	Notional Amount
Senior Notes B, 7.50% fixed rate, due Feb. 2011	Jan. 2004 to Feb.2011	Feb. 2011	7.50% to 5.3%	$50 million
Senior Notes C, 6.375% fixed rate, due Feb. 2013	Jan. 2004 to Feb.2013	Feb. 2013	6.375% to 3.9%	$100 million
Senior Notes C, 6.375% fixed rate, due Feb. 2013	Jan. 2004 to Feb.2013	Feb. 2013	6.375% to 3.9%	$100 million
Senior Notes G 5.6% fixed rate, due Oct. 2014	Oct. 2004 to Oct. 2014	Oct. 2014	5.6% to 3.2%	$100 million
Senior Notes G 5.6% fixed rate, due Oct. 2014	Oct. 2004 to Oct. 2014	Oct. 2014	5.6% to 3.2%	$100 million
Senior Notes G 5.6% fixed rate, due Oct. 2014	Oct. 2004 to Oct. 2014	Oct. 2014	5.6% to 3.2%	$100 million

(1)	The variable rate indicated is the all-in variable rate for the current settlement period.

        We have designated these six interest rate swaps as fair value hedges under SFAS No. 133 since they mitigate changes in the fair value of the underlying fixed rate debt. As effective fair value hedges, an increase in the fair value of these interest rate swaps is equally offset by an increase in fair value of the underlying hedged debt.

        These six agreements have a combined notional amount of $550 million and match the maturity dates of the underlying debt being hedged. Under each swap agreement, we pay the counterparty a variable interest rate based on six-month LIBOR rates (plus an applicable margin as defined in each swap agreement) and receive back from the counterparty a fixed interest rate payment based on the stated interest rate of the debt being hedged, with both payments calculated using the notional amounts stated in each swap agreement. We settle amounts receivable from or payable to the counterparties every six months (the “settlement period”). The settlement amount is amortized ratably to earnings as either an increase or a decrease in interest expense over the settlement period.

        Total fair value of the interest rate swaps in effect at September 30, 2004 was a receivable of approximately $1 million with an offsetting increase in fair value of the underlying debt.

        Cash flow hedges – Forward starting interest rate swaps. During the first nine months of 2004, we entered into eight forward starting interest rate swap transactions having an aggregate notional amount of $2 billion in anticipation of our financing activities associated with closing the GulfTerra Merger. Our purpose in entering into these transactions was to effectively hedge the underlying U.S. treasury rate related to our anticipated issuance of $2 billion in principal amount of fixed rate debt. On October 4, 2004, our Operating Partnership issued $2 billion of

Rule 144A private placement debt securities under Senior Notes E, F, G and H. Each of the forward starting swaps was designated as a cash flow hedge under SFAS No. 133.

        In April 2004, we elected to terminate the initial four forward starting swaps in order to manage and maximize the value of the swaps and to reduce future debt service costs. As a result, we received $104.5 million in cash from the counterparties. In September 2004, we settled the remaining four swaps resulting in an $85.1 million payment to the counterparties. The net gain of $19.4 million from these settlements will be amortized over the life of the associated debt as a reduction in Accumulated Other Comprehensive Income to interest expense.

        The following table shows the notional amount covered by each forward starting swap and the cash gain (loss) associated with each upon settlement:

Term of Anticipated Debt Offering (or Forecasted Transaction)	Notional Amount of Debt covered by Forward Starting Swaps	Net Cash Received upon Settlement of Forward Starting Swaps
3-year, fixed rate debt instrument	$500,000	$4,613
5-year, fixed rate debt instrument	500,000	7,213
10-year, fixed rate debt instrument	650,000	10,677
30-year, fixed rate debt instrument	350,000	(3,098)

Total	$2,000,000	$19,405

        Commodity risk hedging program

        The prices of natural gas, NGLs, petrochemical products and MTBE are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. In order to manage the risks associated with natural gas and NGLs, we may enter into commodity financial instruments. The primary purpose of these risk management activities is to hedge our exposure to price risks associated with natural gas, NGL production and inventories, firm commitments and certain anticipated transactions.

        We have adopted a policy to govern our use of commodity financial instruments to manage the risks of our natural gas and NGL businesses. The objective of this policy is to assist us in achieving our profitability goals while maintaining a portfolio with an acceptable level of risk, defined as remaining within the position limits established by Enterprise GP. We may enter into risk management transactions to manage price risk, basis risk, physical risk or other risks related to our commodity positions on both a short-term (less than 30 days) and long-term basis, not to exceed 24 months. Enterprise GP oversees the strategies associated with physical and financial risks (such as those mentioned previously), approves specific activities subject to the policy (including authorized products, instruments and markets) and establishes specific guidelines and procedures for implementing and ensuring compliance with the policy. At September 30, 2004, our portfolio consisted primarily of natural gas cash flow and fair value hedges.

        Accumulated other comprehensive income

        The following table summarizes the effect of our cash flow hedging financial instruments on Accumulated Other Comprehensive Income (“AOCI”) since January 1, 2003. Information for the first nine months of 2004 has been presented by quarter.

	February 2003 Treasury Locks	Forward- Starting Interest Rate Swaps	AOCI Amounts
Gain on settlement of February 2003 treasury locks	$5,354		$5,354
Amortization of gain on settlement of cash flow hedge to interest expense	(364)		(364)

Balance, December 31, 2003	4,990		4,990
Amortization of gain on settlement of cash flow hedge to interest expense	(102)		(102)
Fair value of forward-starting interest rate swaps		$16,973	16,973

Balance, March 31, 2004	4,888	16,973	21,861
Reclassification of change in fair value		(16,973)	(16,973)
April 2004 cash gain on settlement of forward-starting interest rate swaps		104,531	104,531
Amortization of gain on settlement of cash flow hedge to interest expense	(104)		(104)

Balance, June 30, 2004	4,784	104,531	109,315
September 2004 cash loss on settlement of forward-starting interest rate swaps		(85,126)	(85,126)
Amortization of gain on settlement of cash flow hedge to interest expense	(105)		(105)

Balance, September 30, 2004	$4,679	$19,405	$24,084

13.   SEGMENT INFORMATION

        Business segments are components of a business about which separate financial information is available. These components are regularly evaluated by the CEO of our general partner in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. As a result of the GulfTerra Merger (see Note 3), we have revised and renamed our reportable business segments, as discussed below. We have revised our prior segment information, to the extent practicable, in order to conform to the current business segment presentation.

        We have segregated our business activities into four distinct reportable business segments: Offshore Pipelines & Services, Onshore Natural Gas Pipelines & Services, NGL Pipelines & Services, and Petrochemical Services. Our business segments are generally organized and managed according to the type of services rendered (or technology or process employed) and products produced and/or sold, as applicable.

        The Offshore Pipelines & Services business segment consists of (i) approximately 1,000 miles of natural gas pipelines strategically located to serve production activities in some of the most active drilling and development regions in the Gulf of Mexico, (ii) ownership interests in four Gulf of Mexico offshore oil pipeline systems aggregating 419 miles and (iii) ownership interests in seven multi-purpose offshore hub platforms located in the Gulf of Mexico. In addition, this segment includes ownership interests in four relatively insignificant oil and natural gas producing properties located in the waters offshore of Louisiana.

        The Onshore Natural Gas Pipelines & Services business segment includes natural gas pipeline systems aggregating an approximate 16,100 miles that provide for the gathering and transmission of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas. Included in this segment are two salt dome natural gas storage facilities located in Mississippi, which are strategically located to serve the Northeast, Mid-Atlantic and Southeast natural gas markets. We also lease a natural gas storage facility located in Texas.

        The NGL Pipelines & Services business segment is comprised of (i) our natural gas processing business and related NGL marketing activities, (ii) NGL pipelines aggregating an approximate 11,730 miles and related storage facilities, which include our strategic Mid-America and Seminole NGL pipeline systems and (iii) NGL fractionation facilities located in Texas and Louisiana. This segment also includes our import and export terminaling operations.

        The Petrochemical Services business segment includes our four propylene fractionation facilities, isomerization complex, and octane additive production facility. This segment also includes approximately 330 miles of various propylene pipeline systems and a 70-mile hi-purity isobutane pipeline. The Other non-segment category is presented for financial reporting purposes only to show our underlying investment in this entity at December 31, 2003. We acquired a 50% membership interest in GulfTerra GP on December 15, 2003 in connection with Step One of the GulfTerra Merger (see Note 3).

        Most of our plant-based operations are located either along the western Gulf Coast in Texas, Louisiana and Mississippi or in New Mexico. Our natural gas, NGL and oil pipelines and related operations are in a number of regions of the United States including the Gulf of Mexico offshore Texas and Louisiana; the south and southeastern United States (primarily in Texas, Louisiana, Mississippi and Alabama); and certain regions of the central and western United States. Our marketing activities are headquartered in Houston, Texas at our main office and service customers in a number of regions in the United States including the Gulf Coast, West Coast and Mid-Continent areas.

        Consolidated property, plant and equipment and investments in and advances to unconsolidated affiliates are allocated to each segment on the basis of each asset’s or investment’s principal operations. The principal reconciling item between consolidated property, plant and equipment and segment assets is construction-in-progress. Segment assets represents those facilities and projects that contribute to gross operating margin and is net of accumulated depreciation on these assets. Since assets under construction generally do not contribute to segment gross operating margin, these assets are excluded from the business segment totals until they are deemed operational. Consolidated intangible assets and goodwill are allocated to each segment based on the classification of the assets to which they relate.

        Information by segment, together with reconciliations to the consolidated totals, is presented in the following table:

	Business Segments
	Offshore Pipelines & Services	Onshore Nat. Gas Pipelines & Services	NGL Pipelines & Services	Petrochem. Services	Non-Segmt. Other	Adjustments and Eliminations	Consolidated Totals
Segment assets:
At September 30, 2004	$660,245	$3,836,575	$2,689,926	$456,300		$80,655	$7,723,701
Investments in and advances to
unconsolidated affiliates (see Note 6):
At September 30, 2004	281,078	15,720	146,489	20,916			464,203
Intangible Assets (see Note 7):
At September 30, 2004	210,515	454,702	244,869	51,776			961,862
Goodwill (see Note 7):
At September 30, 2004	52,795	288,930	30,509	73,690			445,924

        Our completion of the GulfTerra Merger affected segment assets, investments in and advances to unconsolidated affiliates, intangible assets, goodwill and other accounts. For additional information regarding the merger-related transactions, see Note 3.

14.   CONDENSED FINANCIAL INFORMATION OF OPERATING PARTNERSHIP

        The Operating Partnership and its subsidiaries conduct substantially all of our business. Currently, neither we nor EPD have any independent operations or material assets outside of those of the Operating Partnership.

        For the day of September 30, 2004 (the date we closed the GulfTerra Merger), GulfTerra and GulfTerra GP were temporarily subsidiaries of EPD. On October 1, 2004, EPD contributed all of its ownership interests in these entities to the Operating Partnership. As a result of this contribution on the day following the GulfTerra Merger, GulfTerra and GulfTerra GP are now wholly-owned subsidiaries of the Operating Partnership.

        At September 30, 2004, the Operating Partnership had $1.7 billion in outstanding publicly-traded debt securities represented by its Senior Notes A, B, C and D. On October 4, 2004, the Operating Partnership issued an additional $2 billion in principal amount of Rule 144A private placement debt securities represented by Senior Notes E, F, G and H. EPD acts as guarantor of all of the Operating Partnership’s consolidated debt obligations, with the exception of the Seminole Notes and any remaining amounts outstanding under GulfTerra’s senior and senior subordinated notes after the Operating Partnership completed its tender offers in October 2004. If the Operating Partnership were to default on any debt EPD guarantees, EPD would be responsible for full repayment of that obligation. EPD’s guarantee of these debt obligations is full and unconditional. These debt obligations are nonrecourse to us. For additional information regarding our consolidated debt obligations, see Note 11.

        Historically, the number and dollar amount of reconciling items between EPD’s consolidated financial statements and those of its Operating Partnership were insignificant. The differences between EPD’s statements and those of the Operating Partnership on September 30, 2004 are primarily the result of purchase accounting entries related to the GulfTerra Merger and intercompany debt balances between GulfTerra and the Operating Partnership. These reconciling items were eliminated the following day, October 1, 2004, when EPD contributed GulfTerra and GulfTerra GP to the Operating Partnership. Excluding the effects of this one day difference, the primary reconciling items between the Unaudited Condensed Consolidated Balance Sheet of the Operating Partnership and EPD’s Unaudited Condensed Consolidated Balance Sheet are the treasury units EPD owns directly and minority interest.

        The following table shows the unaudited condensed consolidated balance sheet for the Operating Partnership at September 30, 2004:

ASSETS
Current assets	$3,216,950
Property, plant and equipment, net	3,138,996
Investments in and advances to
unconsolidated affiliates, net	292,106
Intangible assets, net	280,502
Goodwill	82,427
Deferred tax asset	7,265
Other assets	24,258

Total	$7,042,504

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities	$1,608,253
Long-term debt	3,918,244
Other liabilities	11,855
Minority interest	64,117
Partners’ equity	1,440,035

Total	$7,042,504

Total Operating Partnership debt
obligations guaranteed by EPD	$4,499,000

15.   COMMITMENTS AND CONTINGENCIES

        Litigation

        We are sometimes named as a defendant in litigation relating to our normal business operations. Although we insure against various business risks, to the extent management believes it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from legal proceedings as a result of ordinary business activity. Management is not aware of any significant litigation, pending or threatened, that would have a significant adverse effect on our financial position or results of operations.

        Environmental

        Environmental costs for remediation are accrued at their undiscounted estimated amounts based on known remediation requirements. Such accruals are based on management’s best estimate of the ultimate costs to remediate a given site and take into account the likely effects of inflation and other societal and economic factors, including estimated associated legal costs. We expense amounts for clean up of existing environmental contamination caused by past operations which do not benefit future periods. We expense or capitalize expenditures for ongoing compliance with environmental regulations that relate to past or current operations as appropriate. Environmental costs and related accruals were not significant to our historical financial statements prior to the GulfTerra Merger. GulfTerra has an environmental liability initially estimated at $21 million, which is included in other long-term liabilities on our Unaudited Condensed Consolidated Balance Sheet dated September 30, 2004, for remediation costs expected to be incurred over time associated with mercury gas meters.

        While the outcome of our outstanding environmental matters cannot be predicted with certainty, based on the information known to date and our existing accruals, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, results of operations or cash flows. It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damage to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our current reserves are adequate.

        Commitments under equity compensation plans of EPCO

        In accordance with our agreements with EPCO, we reimburse EPCO for our share of its compensation expense associated with certain employees who perform management, administrative and operating functions for us (see Note 8). This includes the costs associated with equity-based awards granted to these employees. At September 30, 2004, there were 2,558,000 options outstanding to purchase common units under EPCO’s 1998 Plan that had been granted to employees for which we were responsible for reimbursing EPCO for the costs of such awards. The weighted-average strike price of the unit option awards was $18.53 per common unit. At September 30, 2004, 1,199,000 of these unit options were exercisable. An additional 50,000, 374,000, 25,000 and 910,000 of these unit options will be exercisable during the remainder of 2004 and in 2005, 2006 and 2008, respectively. As these options are exercised, we will reimburse EPCO in the form of a special cash distribution for the difference between the strike price paid by the employee and the actual price paid for the units awarded to the employee.

        Joint Ventures

        We conduct a portion of our activities through joint venture business arrangements formed to construct, operate and finance the development of our onshore and offshore midstream energy businesses. We are obligated to make our proportionate share of additional capital contributions to our joint ventures only to the extent that they are unable to satisfy their obligations from other sources including proceeds from credit arrangements. Examples of this type of business arrangement include our equity method investments in Cameron Highway, Deepwater Gateway and Poseidon, which were acquired as a result of the GulfTerra Merger.

        Other commitments

        Long-term debt-related commitments. We have long and short-term payment obligations under credit agreements such as our Senior Notes and revolving credit facilities. See Note 11 for a description of these debt obligations.

        Operating lease commitments. We lease certain property, plant and equipment under noncancelable and cancelable operating leases. There has been no material change in our operating lease commitments since December 31, 2003, except for those we assumed in connection with the GulfTerra Merger. The assumed commitments relate to three storage facilities located in Texas (one natural gas facility and two NGL facilities). The future minimum lease payments associated with the assumed operating lease commitments as of September 30, 2004 are as follows: $0.4 million, 2004; $7 million, 2005; $7 million, 2006; $5.8 million, 2007; $3.2 million, 2008; and $1.8 million thereafter.

        EPCO contributed various equipment leases to us at our formation in 1998 for which EPCO has retained the cash payment obligations (the “retained leases”). EPCO has assigned to us the purchase options associated with the retained leases. We exercised our options to purchase an isomerization unit and related equipment during the first nine months of 2004 at a cost of $15 million. Should we decide to exercise all of the remaining purchase options associated with the other retained leases (which are also at fair value), an additional $2.8 million would be payable in 2004, $2.3 million in 2008 and $3.1 million in 2016.

        Purchase obligations. We define purchase obligations as agreements to purchase goods or services that are enforceable and legally binding (unconditional) and that specify all significant terms, including (i) fixed or minimum quantities to be purchased; (ii) fixed, minimum or variable pricing provisions; and (iii) the approximate timing of the purchase transactions. Historically, our purchase obligations have resulted primarily from product purchase commitments and to a lesser extent from service contract commitments and capital expenditure commitments. There has been no material change in our product purchase and service contract commitments since December 31, 2003. GulfTerra’s operations are primarily that of a pipeline transportation service provider; therefore, its purchase obligations have been minimal when compared to our forecasted amounts. Our estimated capital expenditures commitments increased to $62 million at September 30, 2004 primarily due to the projects we assumed as a result of the GulfTerra Merger.

16.   SUBSEQUENT EVENTS

        October 2004 Senior Notes offering (see Note 11)

        On October 4, 2004, our Operating Partnership issued $2 billion of senior unsecured notes in a Rule 144A private placement offering. The net proceeds from this offering were used to reduce debt amounts outstanding under the Operating Partnership’s $2.25 billion 364-Day Acquisition Revolving Credit Facility that was used to partially fund the GulfTerra Merger on September 30, 2004.

        Tender offer for GulfTerra senior subordinated and senior notes (see Note 11)

        On October 4, 2004, all of the cash tender offers made by our Operating Partnership for any and all of GulfTerra’s outstanding senior subordinated and senior notes expired. As of the expiration time, our Operating Partnership had received tenders of senior subordinated and senior notes aggregating $915 million, or 99.3% of the notes outstanding. On October 5, 2004, our Operating Partnership purchased the notes for a total price of approximately $1.1 billion.

        Conversions of EPD Series F2 convertible units to EPD common units

        EPD received net proceeds totaling $39.6 million from the holder of its 80 Series F2 convertible units in connection with the conversion of all of the Series F2 units into 1,950,317 EPD common units. The conversions took place on October 29, 2004 and November 8, 2004 and will result in an increase in minority interest as shown on our consolidated balance sheet. We contributed $1.2 million to EPD in connection with these conversions to maintain our 2% general partner interest.

        Issuance of EPD common units in November 2004 in connection with DRIP

        On November 8, 2004, EPD issued 2,199,350 common units in connection with its distribution reinvestment plan and employee unit purchase plan program, which generated net proceeds of $49.3 million . The net proceeds include our proportionate net capital contribution to EPD of approximately $1 million to maintain our 2% general partner interest. EPD used these net proceeds for general partnership purposes. The issuance of these new units will result in an increase in minority interest as shown on our consolidated balance sheet.